Exhibit 99.1

CARDIOVASCULAR SYSTEMS, INC. REPORTS FISCAL 2022
FIRST QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Today, November 9, 2021, at 8:00 AM CT (9:00 AM ET)

•Revenues of $58.4 million decreased 3.6% compared to first quarter last year
•Procedure volumes adversely impacted by hospital constraints and staffing shortages caused by the COVID-19 Delta variant
•Management provides updated fiscal year 2022 revenue guidance of $265 million to $285 million, representing 2% to 10% growth
•First in human experience with everolimus coronary drug coated balloon
•First patient treated with ViperCross™ peripheral support catheter
•First patients in Canada treated with Diamondback 360® Coronary OAS

St. Paul, Minn., November 9, 2021 – Cardiovascular Systems, Inc. (CSI®) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for patients with peripheral and coronary artery disease, today reported financial results for its fiscal first quarter, ended September 30, 2021.

Executive Commentary – Scott Ward, Chairman, President and CEO
“Our Q1 procedure volumes were adversely impacted primarily by hospital capacity constraints caused by the COVID-19 Delta variant. The resurgence of COVID-19 and the related staffing shortages disrupted referral patterns and had the largest impact on our procedures that are deemed to be more elective, such as the treatment of lower acuity peripheral claudication.

“The severity and duration of the COVID-19 impact were greater than expected and were more pronounced due to the timing and geographic location of the Delta surge. Our procedure volumes in Q1 tend to be heavily weighted towards September, when ICU capacity this year was severely constrained throughout the south and southeast region of the U.S., which typically represents more than 50% of our revenue.

“In total, U.S. peripheral revenues decreased 9.4% while U.S. coronary revenue increased 1.7%.

“Outside the U.S., international revenue of $3.3 million increased 94% compared to last year. A COVID-19 rebound, new account growth in Japan and the continued strong adoption of Diamondback 360® Coronary OAS in the EU contributed to strong international results.”

First Quarter Financial Highlights
CSI’s fiscal 2022 first quarter revenues were $58.4 million, representing a decrease of $2.1 million, or 3.6% compared to the first quarter last year. Gross profit margin was 75.5% due to lower orbital atherectomy volumes.

Selling, general and administrative expenses were $41.9 million, an increase of $1.6 million, or 3.9%. Research and development expenses increased 10.7% to $10.0 million due to the paused enrollment status of the ECLIPSE clinical trial in the prior year period.

Cardiovascular Systems, Inc.
November 9, 2021

First-quarter net loss of $8.6 million, or $0.22 per basic and diluted share, compared unfavorably to net loss of $2.1 million, or $0.05 per basic and diluted share, in the prior year period. Adjusted EBITDA was a loss of $1.2 million, as compared to $4.3 million in the prior year.

As of September 30, 2021, CSI had cash and marketable securities totaling $187.6 million and no long-term borrowings.

Fiscal Year 2022 Guidance
Ward added, “We do expect that some of the procedures lost in Q1 will be recovered, and we are encouraged by improvement in recent trends, but the pace of the recovery is difficult to predict due to the dynamics of the Delta variant and the new variable introduced by staffing shortages.

“These factors introduce a higher degree of uncertainty that is now reflected in our fiscal 22 revenue guidance.

“To be clear, COVID-19 uncertainty has imposed the greatest impact on our guidance, and sustained improvement in COVID-19 and staffing conditions, combined with strong sales execution and continued success in our international markets, could propel our performance to the upper end of the range.

“The midpoint of this range reflects continued domestic procedure volumes at the current level, stable healthcare worker staffing, stable U.S. market share and modest growth in our international markets, while future, unforeseen surges in COVID-19 hospitalizations, deteriorating healthcare staffing and decelerating U.S. market share could drive us to the lower end of this range.

“Although we don’t expect a dramatic rebound in the near term, we do believe that COVID-19 is a transient challenge and that our orbital atherectomy business will return to its historical double-digit growth trajectory.”

For the fiscal year ending June 30, 2022, CSI anticipates:
•Revenue of $265 million to $285 million, representing revenue growth of 2% to 10% compared to the prior year period;
•Gross profit as a percentage of revenues of approximately 75%;
•Net loss in a range of 5% to 8% of revenues; and
•Adjusted EBITDA in a range of 1% to 4% of revenues.

Conference Call Scheduled for Today at 8:00 a.m. CT (9:00 a.m. ET)
CSI will host a live conference call and webcast of its fiscal first-quarter results today, November 9, 2021, at 8:00 a.m. CT (9:00 a.m. ET). To access the live webcast, please register here. To participate in the conference call, please register here.

First In-Human Experience with Coronary Everolimus Drug Coated Balloon (DCB)
As previously announced on November 4th, the first patient was enrolled in a first in-human trial of the coronary everolimus DCB being developed by Chansu Vascular Techologies, LLC.

First patient treated with ViperCross™ peripheral support catheter
As previously announced on September 29th, the first patient was treated with the ViperCross peripheral support catheter.

First patients in Canada treated with Diamondback 360® Coronary OAS
As previously announced on August 30th, the first patients in Canada were treated with the Diamondback 360 Coronary OAS.

Cardiovascular Systems, Inc.
November 9, 2021

About Peripheral Artery Disease (PAD)
As many as 18 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

About Coronary Artery Disease (CAD)
CAD is a life-threatening condition and a leading cause of death in men and women globally. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the American Heart Association, 16.3 million people in the United States have been diagnosed with CAD, the most common form of heart disease. Heart disease claims more than 600,000 lives in the United States each year. According to estimates, significant arterial calcium is present in about 30 percent of patients undergoing a PCI. Significant calcium contributes to poor stent delivery, expansion and wall apposition leading to poor outcomes and higher treatment costs in coronary interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s orbital atherectomy system treats calcified and fibrotic plaque in arterial vessels throughout the leg and heart and addresses many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. For additional information, please visit www.csi360.com and connect on Twitter @csi360.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) CSI’s strategy and goals; (ii) the ongoing COVID-19 pandemic and its potential impact on our business; (iii) uncertainty relating to the Delta variant and staffing shortages; (iv) our belief that COVID-19 is a transient challenge and that our orbital atherectomy business will return to its historical double-digit growth trajectory; and (v) anticipated revenue, gross profit, net loss and Adjusted EBITDA, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, the ongoing COVID-19 pandemic and the impact and scope thereof on CSI, our distribution partners, the supply chain and physicians and facilities, including government actions related to the COVID-19 outbreak, material delays and cancellations of procedures, delayed spending by healthcare providers, and distributor and supply chain disruptions; regulatory developments, clearances and approvals; approval of our products for distribution in countries outside of the United States; approval of products for reimbursement and the level of reimbursement in the U.S., Japan and other foreign countries; dependence on market growth; agreements with third parties to sell their products; the ability of us and our distribution partners to successfully launch CSI products outside of the United States and Japan; our ability to maintain third-party supplier relationships and renew existing purchase agreements; our ability to maintain our relationship with our distribution partners; the experience of physicians regarding the effectiveness and reliability of the products we sell; the reluctance of physicians, hospitals and other organizations to accept new products; the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; actual clinical trial and study results; the impact of competitive products and pricing; unanticipated developments affecting our estimates regarding expenses, future revenues and capital requirements; the difficulty of successfully managing operating costs; our ability to manage our sales force strategy; our actual research and development efforts and needs, including the timing of product development programs; our ability to obtain and maintain intellectual property protection for product candidates; our actual financial resources and our ability to obtain additional financing; fluctuations in results and expenses based on new product introductions,

Cardiovascular Systems, Inc.
November 9, 2021

sales mix, unanticipated warranty claims, and the timing of project expenditures; our ability to manage costs; investigations or litigation threatened or initiated against us; court rulings and future actions by the FDA and other regulatory bodies; the effects of hurricanes, flooding, and other natural disasters on our business; the impact of federal corporate tax reform on our business, operations and financial statements; international trade developments; shutdowns of the U.S. federal government; general economic conditions; the potential impact of any future strategic transactions; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Product Disclosures:
Peripheral Products
Indications: The Stealth 360® PAD System and Diamondback 360® PAD System are percutaneous orbital atherectomy systems (OAS) indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae.

Contraindications: The OAS are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present.

Warnings/Precautions: Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.

See the instructions for use for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts these devices to sale by or on the order of a physician.

The Stealth 360® PAD System and Diamondback 360® PAD System received FDA 510(k) clearance. The Stealth 360® PAD System is CE Marked.

Coronary Product
Indications: The Diamondback 360® Coronary Orbital Atherectomy System (OAS) is a percutaneous orbital atherectomy system indicated to facilitate stent delivery in patients with coronary artery disease (CAD) who are acceptable candidates for PTCA or stenting due to de novo, severely calcified coronary artery lesions.

Contraindications: The OAS is contraindicated when the ViperWire® guide wire cannot pass across the coronary lesion or the target lesion is within a bypass graft or stent. The OAS is contraindicated when the patient is not an appropriate candidate for bypass surgery, angioplasty, or atherectomy therapy, or has angiographic evidence of thrombus, or has only one open vessel, or has angiographic evidence of significant dissection at the treatment site and for women who are pregnant or children.

Warnings/Precautions: Performing treatment in excessively tortuous vessels or bifurcations may result in vessel damage; The OAS was only evaluated in severely calcified lesions, A temporary pacing lead may be necessary when treating lesions in the right coronary and circumflex arteries; On-site surgical back-up should be included as a clinical consideration; Use in patients with an ejection fraction (EF) of less than 25% has not been evaluated.

Cardiovascular Systems, Inc.
November 9, 2021

See the instructions for use for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts these devices to sale by or on the order of a physician.

The Diamondback 360® Coronary OAS is FDA PMA approved and CE Marked.

Cardiovascular Systems, Inc.
November 9, 2021

Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands)
(unaudited)

	Three Months Ended
	September 30
	2021	2020

Net revenues	$58,370	$60,544
Cost of goods sold	14,308	12,564
Gross profit	44,062	47,980
Expenses:
Selling, general and administrative	41,851	40,282
Research and development	10,022	9,052
Amortization of intangible assets	304	304
Total expenses	52,177	49,638
Loss from operations	(8,115)	(1,658)
Other (income) and expense, net	367	355
Loss before income taxes	(8,482)	(2,013)
Provision for income taxes	136	63
Net loss	$(8,618)	$(2,076)

Basic and diluted earnings per share	$(0.22)	$(0.05)

Basic and diluted weighted average shares outstanding	39,087,472	38,683,839

Cardiovascular Systems, Inc.
November 9, 2021

Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)
(unaudited)

	June 30,	June 30,
	2021	2020

ASSETS
Current assets
Cash and cash equivalents	$66,864	$71,070
Marketable securities	120,753	135,968
Accounts receivable, net	36,449	40,033
Inventories	33,127	32,313
Prepaid expenses and other current assets	5,944	5,285
Total current assets	263,137	284,669
Property and equipment, net	28,788	28,894
Intangible assets, net	16,772	15,376
Other assets	23,573	23,628
Total assets	$332,270	$352,567

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$12,911	$14,061
Accrued expenses	27,639	38,189
Deferred revenue	2,488	2,400
Total current liabilities	43,038	54,650
Long-term liabilities
Financing obligation	20,527	20,596
Deferred revenue	1,568	2,194
Other liabilities	3,945	4,169
Total liabilities	69,078	81,609
Commitments and contingencies	—	—
Total stockholders’ equity	263,192	270,958
Total liabilities and stockholders’ equity	$332,270	$352,567

Cardiovascular Systems, Inc.
November 9, 2021

Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as "Adjusted EBITDA" in this release.

Reconciliations of this non-GAAP measure to the most comparable U.S. GAAP measure for the respective periods can be found in the following tables. In addition, an explanation of the manner in which CSI's management uses this measure to conduct and evaluate its business, the economic substance behind management's decision to use this measure, the substantive reasons why management believes that this measure provides useful information to investors, the material limitations associated with the use of this measure and the manner in which management compensates for those limitations is included following the reconciliation table.

Adjusted EBITDA
(Dollars in Thousands)
(unaudited)

	Three Months Ended
	September 30
	2021	2020

Net loss	$(8,618)	$(2,076)
Less: Other (income) and expense, net	367	355
Less: Provision for income taxes	136	63
Loss from operations	(8,115)	(1,658)
Add: Stock-based compensation	5,672	4,907
Add: Depreciation and amortization	1,258	1,029
Adjusted EBITDA	$(1,185)	$4,278

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense, stock-based compensation, and in-process research and development (IPR&D) charges. CSI's management uses Adjusted EBITDA to analyze the underlying trends in CSI's business, assess the performance of CSI's core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI's performance period over period and in relation to its competitors' operating results. Additionally, CSI's management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI's management for its financial and operational decision-making and allows investors to see CSI's results "through the eyes" of management. CSI also believes that providing this information better enables CSI's investors to understand CSI's operating performance and evaluate the methodology used by CSI's management to evaluate and measure such performance.

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

Cardiovascular Systems, Inc.
November 9, 2021

-- Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI's management also believes that excluding this item from CSI's non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI's operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI's financial statements.

-- Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI's management to assess the core profitability of CSI's business operations. CSI's management also believes that excluding these items from CSI's non-GAAP results is useful to investors to understand CSI's operational performance, liquidity and its ability to make additional investments in the company.

-- IPR&D charges incurred in connection with asset acquisitions. CSI excludes charges incurred in connection with acquired IPR&D in asset acquisitions from its non-GAAP financial measures given the one-time nature of such expense, which is not used by CSI’s management to assess the core profitability of its business operations. There may be fiscal periods where we do not incur these charges and therefore they may not be included within the table above.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP. Some of the limitations associated with CSI's use of these non-GAAP financial measures are:
-- Items such as stock-based compensation do not directly affect CSI's cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI's "Adjusted EBITDA" and therefore these non-GAAP measures do not reflect the full economic effect of these items.

-- Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

-- CSI's management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses. CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure.

-- CSI provides detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contact:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com
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